Exhibit 99.1

CytoSorbents Reports First Quarter 2026 Financial Results, Recent Business Highlights, and Regulatory Update

PRINCETON, N.J., May 13, 2026 — CytoSorbents Corporation (NASDAQ: CTSO), a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery using blood purification, today reported financial results for the first quarter ended March 31, 2026, recent business highlights, and provides a regulatory update.
First Quarter 2026 Financial Results
•	Revenue was $8.9 million, an increase of 2% over the prior year, from $8.7 million
•	Gross margin was 69% in the quarter compared to 71% in Q1 2025
•	Operating loss was $3.0 million, compared to $3.9 million in Q1 2025
•
Net loss was $5.1 million or $0.08 per share, compared to a net loss of $1.5 million or $0.02 per share in Q1 2025.  The increase was due primarily to the non-cash impact of changes in foreign currency transactions year-over-year

•
Adjusted net loss, which excludes the impact of non-cash changes in foreign currency transactions and non-cash stock compensation, was $3.4 million or $0.05 per share, compared to an adjusted net loss of $3.7 million or $0.06 per share in Q1 2025

•	Adjusted EBITDA loss, which also excludes the impact of non-cash changes in foreign currency transactions and non-cash stock compensation was $2.2 million compared to a loss of $2.7 million in Q1 2025
•	Total cash, cash equivalents, and restricted cash was approximately $6.4 million, compared to $7.8 million as of December 31, 2025
•	Total cash burn in the quarter, excluding $0.3 million in restructuring-related payments, was approximately $1.1 million

“First quarter sales were $8.9 million, driven by 13% growth in our direct sales territories outside of Germany,” stated Dr. Phillip Chan, Chief Executive Officer of CytoSorbents Corporation.  “Our Germany sales team also performed well, achieving sales slightly below last year, but with a smaller and more focused team – reflecting new leadership, sales execution, account targeting, productivity, and customer engagement.  Given the importance of the German market, we plan to selectively expand our commercial team to improve account coverage and drive growth opportunities in both critical care and cardiac surgery.

Distributor sales were flat year-over-year, as progress across several territories was offset by delayed distributor orders of approximately $500,000 in parts of the Middle East and neighboring regions due to geopolitical and economic instability related to the U.S.-Iran war.  This unexpected disruption has slowed the anticipated growth of our recently established subsidiary in Dubai, UAE, although we expect conditions to improve as the conflict stabilizes.
Gross margin declined marginally to 69% in the first quarter, primarily due to intentionally reduced production volumes aimed at lowering inventory levels and improving working capital.
In the fourth quarter of 2025, we implemented a strategic workforce and cost reduction initiative, reducing headcount by approximately 10% while lowering operating and production expenses.  The initial benefits of this program were reflected in lower expenses and improved operating margins in the first quarter.  Meanwhile, we have continued to make operational improvements and cost reductions and believe these actions will continue to drive improvements in the coming quarters to support our goal of achieving operating cash flow breakeven in the second half of this year.”
DrugSorb-ATR® for Brilinta®
“In August 2025, we received the FDA’s decision on our appeal of the original DrugSorb-ATR application.  Importantly, the Agency identified no concerns regarding device safety but upheld the prior denial of the application and requested additional information to support the proposed indication for reducing the severity of perioperative bleeding in patients undergoing CABG surgery while on Brilinta® (ticagrelor, AstraZeneca).
Following the appeal decision and based on feedback from FDA, we announced our intention to submit a new De Novo application incorporating additional supporting information, primarily based on real-world evidence and clinical outcomes generated through routine clinical use of the device.  As part of this process, we held a formal pre-submission meeting with the FDA in late January 2026 and have continued to engage with the Agency to clarify the requirements for the new De Novo submission, including whether all information would be required within the submission or as a post-marketing requirement. Based on these interactions, the FDA has requested additional mechanistic data to be included alongside the real-world evidence within the new De Novo submission.
We are currently evaluating options to generate the additional mechanistic data on an expedited basis and expect to schedule an additional pre-submission meeting with the FDA, if needed, to discuss and align on the proposed approach.  Once alignment is achieved, we anticipate completing the required work and submitting a new De Novo application in late 2026 or early 2027.  Though delayed from our timeline, we now have clearer direction and are committed to obtaining the new information and filing a new De Novo submission as soon as possible.  Following submission, a regulatory decision would generally be expected within the FDA’s targeted 150-day MDUFA review timeline, although the actual review period may be shorter or longer depending on the nature and extent of interactive review questions from the Agency.
Meanwhile, the U.S. and Canadian pivotal STAR-T randomized, controlled trial results are now available in PDF form from the Journal of Thoracic and Cardiovascular Surgery (2026) - the leading peer-reviewed cardiothoracic surgery journal in the U.S., highlighting “Intraoperative use of DrugSorb-ATR is safe in patients operated within 2 days of ticagrelor discontinuation [with] significant reductions in severe bleeding events in the prespecified CABG subpopulation”
DrugSorb-ATR for DOACs: Eliquis® and Xarelto®
“We have previously discussed our intention, following anticipated FDA marketing approval of DrugSorb-ATR for Brilinta®, to pursue an expanded indication for the removal of direct oral anticoagulants (DOACs), such as Eliquis® (apixaban, Pfizer/BMS) and Xarelto® (rivaroxaban, Bayer/Janssen).  At the same time, we continue to observe increasing real-world adoption, clinical use, and published evidence supporting the use of our technology for DOAC removal in cardiac surgery, reinforcing the significant unmet medical need globally.
Within the next 30 days, we plan to submit a separate pre-submission request to the Agency to review the data currently available for the DOAC indication that include drug removal data from benchtop testing and data from real-world use and to determine what, if any, additional information may be required to support a parallel De Novo submission for DOAC removal.
Having this potential second shot on goal is aligned with our other FDA Breakthrough Device Designation for DrugSorb-ATR, to remove DOACs during cardiac surgery.  Globally, tens of millions of patients are on chronic or life-long DOAC therapy due to atrial fibrillation, deep vein thrombosis, pulmonary embolism, peripheral vascular disease, or post-surgical prophylaxis.  An estimated 5-10% of emergent cardiac surgery cases involve patients who are currently therapeutic on a DOAC and risk serious or life-threatening perioperative bleeding.
In 2025, Eliquis ranked #7 among the top-selling pharmaceuticals globally, generating approximately $14.4 billion in worldwide sales and accounting for a majority share of new oral anticoagulant prescriptions.  Xarelto generated approximately $5.1 billion in global sales. We estimate that the combined U.S. total addressable market for DrugSorb-ATR in cardiac surgery across Brilinta® and the DOACs is between $500 million and $1 billion annually.”

New Health Economic Analysis in Septic Shock
“Finally, in our last earnings call update, we highlighted many key publications across critical care and cardiac surgery.  Recently, an important study entitled ‘Impact of CytoSorb Hemoadsorption Therapy on Cost-Effectiveness and Length of Stay in Critical Care Patients: A Preliminary Study from a Swiss High-Volume Center”, was published in the peer-reviewed journal Healthcare.  This study provides compelling real-world evidence for the cost-effectiveness of CytoSorb hemoadsorption in a comparative analysis of 246 ICU patients with septic shock.  Compared to patients treated with standard of care alone, those additionally treated with CytoSorb showed significant reductions in ICU and hospital length of stay, duration of mechanical ventilation among survivors, and nursing workload, while total hospital treatment costs were not significantly increased.  CytoSorb therapy showed a clear advantage in net case profitability (revenue minus costs), with significantly higher earnings per case compared to standard of care.  These results highlight the cost-effectiveness of CytoSorb therapy and the ability to achieve clinical, operational, and economic benefits in a resource-intensive critical care setting.”
Dr. Chan concluded, “While we continue to navigate what we believe to be temporary headwinds in the Middle East, we remain focused on executing on our key priorities including:  strengthening commercial performance, reducing operating expenses, and progressing toward our goal of achieving operating cash flow breakeven in the second half of this year.  At the same time, we are advancing the substantial long-term U.S. opportunity for DrugSorb-ATR.  We now have clearer regulatory direction from the FDA for our ticagrelor application and are actively evaluating a potential parallel path focused on DOACs that could significantly expand the U.S. market opportunity.  We believe the actions we are taking today are building a stronger, more resilient company and positioning us to deliver meaningful long-term value for patients, clinicians, and shareholders.”

First Quarter 2026 Earnings Conference Call
CytoSorbents’ management will host a live conference call, presentation webcast, and a question-and-answer session with the following information:
Date: Wednesday May 13, 2026
Time: 4:30 PM ET
Live webcast link:  https://app.webinar.net/KbgRLmJk8ow
It is recommended that participants join approximately 10 minutes prior to the start of the call.

An archived recording of the conference call will be available under the Investor Relations section of the Company’s website at https://ir.cytosorbents.com/
About DrugSorb-ATR
In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs. It has received two U.S. Food and Drug Administration (“FDA”) Breakthrough Device Designations: one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic procedures.
The Company continues to actively pursue regulatory approval of DrugSorb-ATR with the FDA and expects to pursue regulatory approval in Canada with better visibility from the FDA. DrugSorb-ATR is not yet granted or approved in the United States and Canada, respectively.
About Non-GAAP Financial Measures
To supplement our condensed consolidated financial statements, we use the non-GAAP financial measures of EBITDA, which measures earnings before interest, income taxes, depreciation and amortization, and Adjusted EBITDA which further excludes non-cash stock compensation expense, and gain or loss of foreign exchange translation. We also use the non-GAAP financial measures of Adjusted Net Income or Loss and Adjusted Net Income or Loss Per Share which excludes non-cash stock compensation expense and gain or loss of foreign exchange translation from Net Loss and Net Loss Per Share, respectively. These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures should be read in conjunction with our financial statements prepared in accordance with GAAP. The reconciliations of the non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with GAAP should be carefully evaluated. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by investors and the analyst community to help them analyze the performance of our business, the Company’s cash available for operations, and the Company’s ability to meet future capital expenditure and working capital requirements.  For a reconciliation of non-GAAP financial measures to the most comparable GAAP measure, see the reconciliation included in the financial tables.  All non-GAAP adjustments are presented pre-tax.

About CytoSorbents Corporation (NASDAQ: CTSO)
CytoSorbents Corporation is a leader in the treatment of life-threatening conditions in the intensive care unit and cardiac surgery through blood purification. CytoSorbents’ proprietary blood purification technologies are based on biocompatible, highly porous polymer beads that can actively remove toxic substances from blood and other bodily fluids by pore capture and surface adsorption. Cartridges filled with these beads can be used with standard blood pumps already in the hospital (e.g. dialysis, continuous renal replacement therapy or CRRT, extracorporeal membrane oxygenation or ECMO, and heart-lung machines), where blood is repeatedly recirculated outside the body, through our cartridges where toxic substances are removed, and then back into the body. CytoSorbents’ technologies are used in a number of broad applications. Specifically, two important applications are 1) the removal of blood thinners during and after cardiothoracic surgery to reduce the risk of severe bleeding, and 2) the removal of inflammatory agents and toxins in common critical illnesses that can lead to massive inflammation, organ failure and patient death. The breadth of these critical illnesses includes, for example, sepsis, burn injury, trauma, lung injury, liver failure, cytokine release syndrome, and pancreatitis as well as the removal of liver toxins that accumulate in acute liver dysfunction or failure, and the removal of myoglobin in severe rhabdomyolysis that can otherwise lead to renal failure. In these diseases, the risk of death can be extremely high, and there are few, if any, effective treatments.
CytoSorbents’ lead product, CytoSorb®, is approved in the European Union and distributed in over 70 countries worldwide, with more than 300,000 devices used cumulatively to date.  CytoSorb was originally launched in the European Union under CE mark as the first cytokine adsorber.  Additional CE mark extensions were granted for bilirubin and myoglobin removal in clinical conditions such as liver disease and trauma, respectively, and for ticagrelor and rivaroxaban removal in cardiothoracic surgery procedures. CytoSorb has also received FDA Emergency Use Authorization in the United States for use in adult critically ill COVID-19 patients with impending or confirmed respiratory failure.  CytoSorb is not yet approved or cleared in the United States.
In the U.S. and Canada, CytoSorbents is developing the DrugSorb™-ATR antithrombotic removal system, an investigational device based on an equivalent polymer technology to CytoSorb, to reduce the severity of perioperative bleeding in high-risk surgery due to blood thinning drugs.  It has received two FDA Breakthrough Device Designations:  one for the removal of ticagrelor and another for the removal of the direct oral anticoagulants (DOAC) apixaban and rivaroxaban in a cardiopulmonary bypass circuit during urgent cardiothoracic surgery.  The Company is actively pursuing regulatory approval of DrugSorb-ATR with the U.S. FDA and will pursue regulatory approval with Health Canada with better visibility from the FDA.  DrugSorb-ATR is not yet granted or approved in either the U.S. or Canada.
The Company has numerous marketed products and products under development based upon this unique blood purification technology protected by many issued U.S. and international patents and registered trademarks, and multiple patent applications pending, including ECOS-300CY®, CytoSorb-XL™, HemoDefend-RBC™, HemoDefend-BGA™, VetResQ®, K+ontrol™, DrugSorb™, ContrastSorb, PuriFi®, HotSwap®, and others. For more information, please visit the Company’s website at https://ir.cytosorbents.com/  or follow us on Facebook and X.
Forward-Looking Statements
This press release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, future targets and outlooks for our business, representations and contentions, and the outcome of our regulatory submissions, and are not historical facts and typically are identified by use of terms such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. You should be aware that the forward-looking statements in this press release represent management’s current judgment and expectations, but our actual results, events and performance could differ materially from those in the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, our restructuring of our direct sales team and strategy in Germany, the impact of geopolitical events including the recent war in Iran, our ability to successfully obtain U.S. FDA and Health Canada regulatory approval and marketing authorization, our ability to complete our strategic workforce and cost reduction plan to reduce costs, optimize operations, and achieve operating cash-flow break-even in the second half of 2026, our ability to appropriately finance the Company, including our ability to meet our financial obligations and comply with the covenants under our existing debt agreement, and the risks discussed in our Annual Report on Form 10-K, to be filed with the SEC by March 30, 2026, as updated by the risks reported in our Quarterly Reports on Form 10-Q, and in the press releases and other communications to shareholders issued by us from time to time which attempt to advise interested parties of the risks and factors which may affect our business. We caution you not to place undue reliance upon any such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, other than as required under the Federal securities laws.
Please Click to Follow Us on Facebook and X
U.S. Company Contact:
Peter J. Mariani, Chief Financial Officer
305 College Road East
Princeton, NJ 08540
ir@cytosorbents.com

CYTOSORBENTS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	March 31,	December 31,
	2026	2025
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$4,813	$6,249
Accounts receivable, net of allowances of $164 as of March 31, 2026 and December 31, 2025	7,152	7,550
Inventories - net	4,481	5,281
Prepaid expenses and other current assets	1,311	1,554
Total current assets	17,757	20,634

Property and equipment - net	7,510	7,823
Restricted cash	1,522	1,522
Right-of-use asset	10,769	10,924
Patents - net	2,952	3,226
Other assets	52	53
Total assets	$40,562	$44,182

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$3,132	$2,869
Accrued expenses and other current liabilities	5,960	6,299
Lease liability – current portion	565	541
Current maturities of long-term debt, net of debt discount	6,646	—
Total current liabilities	16,303	9,709
Lease liability, net of current portion	11,752	11,903
Long-term debt, net of current portion and debt discount	10,313	16,667
Total liabilities	38,368	38,279

Commitments and Contingencies

Stockholders’ equity
Preferred Stock, par value $0.001, 5,000,000 shares authorized; no shares issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Common Stock, par value $0.001, 100,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 62,733,305 and 62,804,305 shares issued and outstanding as of March 31, 2026 and December 31, 2025 respectively	63	63
Additional paid-in capital	321,568	321,024
Accumulated other comprehensive loss	(2,101)	(2,977)
Accumulated deficit	(317,336)	(312,207)
Total stockholders’ equity	2,194	5,903
Total liabilities and stockholders’ equity	$40,562	$44,182

CYTOSORBENTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2026	2025
Revenue, net	$8,864	$8,727
Cost of goods sold	2,734	2,520
Gross profit	6,130	6,207

Operating expenses
Research and development, net of grant income	1,025	1,663
Selling, general and administrative	8,149	8,432
Total operating expenses	9,174	10,095
Loss from operations	(3,044)	(3,888)

Other income (expense)
Interest expense, net	(857)	(605)
Gain (loss) on foreign currency transactions	(1,228)	3,014
Total other income (expense), net	(2,085)	2,409

Net loss	$(5,129)	$(1,479)

Basic and diluted net loss per common share	$(0.08)	$(0.02)

Weighted Average Shares of Common Stock Outstanding
Basic and diluted	62,738,827	60,731,929

Other comprehensive income (loss):
Foreign currency translation adjustment, net of tax	876	(2,736)
Comprehensive loss	$(4,253)	$(4,215)

CYTOSORBENTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)
(in thousands, except share data)

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Par Value	Capital	Income (Loss)	Deficit	Equity
Balance at December 31, 2025	62,804,305	$63	$321,024	$(2,977)	$(312,207)	$5,903
Stock-based compensation	—	—	544	—	—	544
Reversal of excess RSU shares issued	(71,000)	—	—	—	—	—
Foreign currency translation adjustment, net of tax	—	—	—	876	—	876
Net loss	—	—	—	—	(5,129)	(5,129)
Balance at March 31, 2026	62,733,305	$63	$321,568	$(2,101)	$(317,336)	$2,194

				Accumulated
			Additional	Other
	Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Par Value	Capital	Income	Deficit	Equity
Balance at December 31, 2024	54,830,146	$55	$310,809	$4,252	$(304,009)	$11,107
Stock-based compensation	32,321	—	818	—	—	818
Issuance of common stock from exercise of warrants	1,417,208	2	1,437	—	—	1,439
Issuance of common stock and warrants from rights offerings, net of fees incurred	6,249,791	6	5,386	—	—	5,392
Foreign currency translation adjustment, net of tax	—	—	—	(2,736)	—	(2,736)
Net loss	—	—	—	—	(1,479)	(1,479)
Balance at March 31, 2025	62,529,466	$63	$318,450	$1,516	$(305,488)	$14,541

CYTOSORBENTS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three	Three
	Months Ended	Months Ended
	March 31,	March 31,
	2026	2025
Cash flows from operating activities
Net loss	$(5,129)	$(1,479)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	291	190
Amortization of patents	61	63
Depreciation	289	306
Amortization of right-of-use asset	26	36
Loss on abandoned patents	274	8
Bad debt expense (recovery)	(1)	2
Stock-based compensation	544	818
Foreign currency transaction (gains) losses	1,228	(3,014)
Changes in operating assets and liabilities
Accounts receivable	310	(80)
Inventories	723	(199)
Prepaid expenses and other current assets	129	250
Other assets	1	—
Accounts payable and accrued expenses	92	(367)
Net cash used in operating activities	(1,162)	(3,466)

Cash flows from investing activities
Purchases of property and equipment	(11)	(2)
Disposals of property and equipment	26	—
Payments for patent costs	(61)	(45)
Net cash used in investing activities	(46)	(47)
Cash flows from financing activities
Cash for exercise of warrants, net	—	1,439
Proceeds from rights offering, net	—	5,392
Net cash provided by financing activities	—	6,831
Effect of exchange rates on cash	(228)	28
Net change in cash, cash equivalents, and restricted cash	(1,436)	3,346

Cash, cash equivalents, and restricted cash at beginning of year	7,771	9,764
Cash, cash equivalents, and restricted cash – end of period	$6,335	$13,110

Supplemental disclosure of cash flow information
Cash paid for interest	$591	$506

Supplemental disclosure of non-cash financing activities
Fair value of common stock warrants issued in connection with the rights offering	—	556
Offering fees included in accounts payable	$—	$253

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

	Three Months Ended
	March 31,
	2026	2025
	(amounts, in thousands)
Net income (loss)	$(5,129)	$(1,479)
Depreciation and amortization expense	$350	$369
Income tax expense (benefit)	$-	$-
Interest expense (income)	$857	$605
EBITDA – non-GAAP measure	$(3,922)	$(505)

Non-cash stock-based compensation expense	$544	$818
(Gain)/Loss on foreign currency transactions	1,228	(3,014)
Adjusted EBITDA – non-GAAP measure	$(2,150)	$(2,701)

Net income (loss)	$(5,129)	$(1,479)
Non-cash stock-based compensation expense	544	818
(Gain)/Loss on foreign currency transactions	$1,228	$(3,014)
Adjusted net loss – non-GAAP measure	$(3,357)	$(3,675)
Weighted average common shares outstanding
Basic	62,738,827	60,731,929
Diluted	62,738,827	60,731,929
Basic net income (loss) per common share	$(0.08)	$(0.02)
Diluted net income (loss) per common share	$(0.08)	$(0.02)

Non-cash stock-based compensation expense - basic	$0.01	$0.01
Non-cash stock-based compensation expense - diluted	$0.01	$0.01
(Gain)/Loss on foreign currency transactions - basic	$0.02	$(0.05)
(Gain)/Loss on foreign currency transactions - diluted	$0.02	$(0.05)
Adjusted net income (loss) per common share – basic – non-GAAP measure	$(0.05)	$(0.06)
Adjusted net income (loss) per common share – diluted – non-GAAP measure	$(0.05)	$(0.06)